                                                                   EXHIBIT 99.10

                         LIONBRIDGE TECHNOLOGIES, INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. LIONBRIDGE MAKES SUCH FORWARD-LOOKING STATEMENTS UNDER THE PROVISION OF THE "SAFE HARBOR" SECTION OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ANY FORWARD-LOOKING STATEMENTS SHOULD BE CONSIDERED IN LIGHT OF THE FACTORS DESCRIBED BELOW UNDER "FACTORS THAT MAY AFFECT FUTURE RESULTS." ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PROJECTED, ANTICIPATED OR INDICATED IN ANY FORWARD-LOOKING STATEMENTS. IN THE FOLLOWING DISCUSSION AND ANALYSIS, THE WORDS "ANTICIPATES," "BELIEVES," "EXPECTS," "INTENDS," "FUTURE," "COULD," AND SIMILAR WORDS OR EXPRESSIONS (AS WELL AS OTHER WORDS OR EXPRESSIONS REFERENCING FUTURE EVENTS, CONDITIONS, OR CIRCUMSTANCES) IDENTIFY FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON
FORM 8-K.

INTRODUCTION


    Lionbridge provides globalization and multilingual Internet solutions to established multinational and emerging companies. Founded in 1996, Lionbridge has customers in industries such as software, computer hardware, telecommunications, financial services and life sciences.


    Lionbridge's solutions comprise both services and the integration of third-party and proprietary technology. The services span an integrated value chain that includes: globalization consulting, product localization and internationalization services, multilingual web content management, functional and internationalization testing, logo certification testing, specialized translation and publishing services for the financial service and life science industries. The technologies are used to automate repeatable processes and to connect directly to client content platforms. Lionbridge manages some of its services under the brands of VeriTest (functional and logo certification testing), Harvard Translations (specialty translation and print/web publishing services for the financial services and life science industries) and ChinaConnect (web integration services for the Chinese-speaking market).


    Lionbridge's revenues are derived from both project-by-project fees and long-term volume contracts. Projects are generally billed on a time and expense basis; long-term engagements are billed on the basis of minimum volume commitments. Revenue is recognized using the percentage-of-completion method of accounting, based on management's estimate of progress against the project plan. The agreements entered into in connection with projects are generally terminable by clients upon 30 days' prior written notice. If a client terminates an agreement, it is required to pay Lionbridge for time and expenses incurred through the termination date. If clients terminate existing projects or if Lionbridge is unable to enter into new engagements, its financial condition and results of operations could be materially and adversely affected.


    Lionbridge has experienced operating losses, as well as net losses, for each year of its operations and, as of December 31, 1999, had an accumulated deficit of $55.5 million.

ACQUISITIONS

    We have grown our business through a combination of acquisitions and organic growth. Since our inception, we have acquired the following businesses and assets.


    In May 2000, Lionbridge acquired Harvard Translations, Inc. ("Harvard Translations"), a company based in Massachusetts by means of a merger. Upon the effective date of the merger, each outstanding share of Harvard Translations common stock was converted into the right to receive 3.8864 shares of Lionbridge common stock. In addition, long-term debt of Harvard Translations payable to its former sole stockholder in the amount of $202,844 and all accrued interest thereon was paid in full by the


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issuance of 13,820 shares of Lionbridge common stock. As a result of the merger,
Lionbridge issued an aggregate of 285,865 shares of Lionbridge common stock in exchange for all of the outstanding shares of Harvard Translations common stock and in payment in full of the $202,844 obligation of Harvard Translations. Upon the acquisition, all outstanding options to purchase common stock of Harvard Translations were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting.



    In May 2000, Lionbridge acquired INT'L.com, Inc. ("INT'L.com"), a company based in Massachusetts, by means of a merger. Upon the effective date of the merger, (i) each outstanding share of INT'L.com Series A common stock, Series B common stock, Series A preferred stock and Series B preferred stock was converted into the right to receive 0.7567 shares of Lionbridge common stock,
(ii) each outstanding share of INT'L.com Series C preferred stock was converted into the right to receive 5.4590 shares of Lionbridge common stock, (iii) each outstanding share of INT'L.com Series D preferred stock was converted into the right to receive 0.5472 shares of Lionbridge common stock, (iv) the $2,000,000 of INT'L.com convertible debt and all accrued interest thereon was paid in full and cancelled in exchange for 109,158 shares of Lionbridge common stock, and
(v) the $5,000,000 of INT'L.com subordinated debt and all accrued interest thereon was paid in full and cancelled in exchange for 258,360 shares of Lionbridge common stock. As a result of the merger, Lionbridge issued an aggregate of 8,302,960 shares of Lionbridge common stock in exchange for all of the outstanding shares of INT'L.com capital stock and in payment in full of the $2,000,000 of convertible debt and $5,000,000 of subordinated debt of INT'L.com. Upon the acquisition, all outstanding options to purchase common stock of INT'L.com were assumed by Lionbridge and converted into options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the pooling-of-interests method of accounting.


    The financial information presented below reflects the combined financial position, operating results and cash flows of Lionbridge, Harvard Translations and INT'L.com and their subsidiaries as if they had been combined for all periods presented.


    In 1996, Lionbridge acquired the localization businesses of Stream International Holdings, Inc. ("Stream") in Ireland, The Netherlands, and France by acquiring all of the capital stock of five subsidiaries of Stream--two subsidiaries incorporated in The Netherlands and one each in Belgium, France and Ireland. The Belgian subsidiary was inactive and was subsequently dissolved by Lionbridge. Stream's business was formed as the result of a combination of R.R. Donnelley's localization business with the business of another company, Corporate Software. R.R. Donnelley owned a majority interest in Stream. We acquired these businesses on December 23, 1996 for $11.3 million in cash and the assumption of $100,000 of liabilities. The acquisition of these businesses was recorded as though the purchase had occurred on December 31, 1996, as the results of operations and changes in financial position between the actual date of the purchase (December 23, 1996) and this date were immaterial. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, Lionbridge recorded $9.2 million of goodwill, which is being amortized over five years. Additionally, during 1997, we renegotiated an earlier agreement with Stream and purchased assets, including cash, property and equipment, rights under contracts, and accounts receivable, from three subsidiaries of Stream International which represented the localization businesses of Stream in Japan, China, South Korea and Taiwan. We paid approximately $100,000 in cash and assumed liabilities of $317,000 in exchange for these assets. Following this transaction, we expanded our business in Asia.



    In June 1998, Lionbridge entered into an agreement with Stream settling outstanding intercompany balances as well as claims that we had made that Stream had breached some of the representations, warranties and covenants that it had made in connection with our acquisition of the European businesses. Our principal claim was that, in connection with this acquisition, we had assumed more liabilities and fewer assets than Stream had previously disclosed to us. Under the terms of the settlement agreement, our purchase price for the European business was reduced by $531,000.


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    In January 1998, Lionbridge acquired Japanese Language Services, Inc., a company specializing in Japanese localization services with operations in the United States and Japan, for total initial consideration of $2.3 million consisting of cash of $2.2 million and 286,959 shares of common stock valued at $86,000. The shares of common stock may be redeemed, at the option of the holder, at a price of $1.35 per share at any time from July 2001 to September 2001. Subsequent to the acquisition date, Lionbridge paid a further $449,000 and issued 24,268 shares of common stock, valued at approximately $35,000, in connection with the purchase. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, we have recorded $2.7 million of goodwill. The goodwill is being amortized over five years.

    In April 1998, Lionbridge acquired the business and assets of the Monterey, California-based localization services division of Lucent Technologies for $1.0 million in cash. In connection with this acquisition, Lionbridge recorded $470,000 of goodwill, which is being amortized over five years. The purchase of assets from the former Lucent business provided us with a West Coast, U.S.-based operation to enable us to further penetrate U.S.-based customers.


    In May 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired all of the assets and assumed certain liabilities of Sprache und Dokumentation GmbH, a company based in Germany, for total consideration of $512,000, consisting of cash of $200,000 and 72,575 shares of common stock valued at $312,000. The acquisition was accounted for using the purchase method of accounting. In connection with this acquisition, $589,000 of goodwill was recorded, which is being amortized over five years.



    In August 1998, Lionbridge's wholly owned subsidiary, INT'L.com, acquired Direct Language Communications, Inc. ("Direct Language Communications"), a company based in San Francisco, for total consideration of approximately
$3.2 million, consisting of 666,165 shares of common stock valued at $511,000, 867,047 shares of Series A convertible preferred stock valued at $1.8 million and 228,467 shares of Series B redeemable convertible preferred stock valued at $850,000. The transaction was accounted for using the purchase method of accounting. In connection with this acquisition, $2.2 million of goodwill was recorded, which is being amortized over five years. All outstanding options to purchase common stock of Direct Language Communications were exchanged for options to purchase common stock of the Company under similar terms. In addition, warrants to purchase a total of 157,750 shares of Direct Language Communications common stock were exchanged for warrants to purchase 206,998 shares of INT'L.com's common stock under similar terms. Warrants to purchase a total of 10,170 shares of common stock were issued at an exercise price of $4.92 per share. Warrants to purchase a total of 196,828 shares of common stock were issued with an exercise price of $1.43 per share. Unless certain conditions are met, the exercise price of $1.43 per share increases at a rate of 20% per annum, compounded annually. These warrants were exercised in full in May 2000.


    In January 1999, Lionbridge acquired all of the stock of VeriTest, Inc. ("VeriTest"), a California-based provider of contract and logo certification testing services. Lionbridge paid $3.3 million in cash and issued notes totaling $750,000 and 66,668 shares of our common stock valued at $344,000. Lionbridge may also be required to pay up to an additional $1.0 million in cash dependent upon future operating performance of VeriTest through December 2000. In connection with this acquisition, Lionbridge initially recorded $3.2 million of goodwill, not including any additional contingent amounts that may be paid in the future. The goodwill is being amortized over five years.


    In April 1999, Lionbridge's wholly owned subsidiary, INT'L.com, acquired International Language Engineering Corporation ("ILE"), a company based in Colorado with additional operations in The Netherlands, for total consideration of $9.2 million, consisting of 1,983,017 shares of common stock valued at $3.4 million and 936,991 shares of Series D redeemable preferred stock valued at $5.8 million. In addition, long-term debt of ILE in the amount of $3.3 million was assumed. Upon the acquisition, all outstanding options to purchase common stock of ILE were exchanged for options to purchase common stock of Lionbridge under similar terms. The transaction was accounted for using the purchase


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method of accounting. In connection with this acquisition, $7.9 million of goodwill was recorded, which is being amortized over five years.



    At December 31, 1998, Lionbridge's wholly owned subsidiary, INT'L.com, had a 32.8% equity investment in Motus!, a French-based provider of localization and translation services. This investment was accounted for using the equity method, under which Lionbridge recorded its proportionate share of the income (loss) of Motus! as other income (expense), net. On September 30, 1999, INT'L.com acquired the remaining equity interest in Motus! for $124,000 in cash and options to purchase 6,000 shares of common stock of the Company valued at $15,000. The transaction was accounted for using the purchase method of accounting. Goodwill of $217,000 was recorded in connection with this acquisition which is being amortized over five years.


    In January 2000, Lionbridge acquired certain assets and operations of the Language Services Operation of Nortel Networks Corporation in Montreal and Ottawa, Canada; Beijing, China; Sao Paulo, Brazil; and Bogota, Colombia for total initial consideration of $2.5 million. In connection with the acquisition, Nortel Networks awarded a preferred vendor designation to Lionbridge as part of a three-year services agreement. The purchase agreement provides for certain contingent payments to be made by Lionbridge during the first three years of the services agreement, dependent on the level of revenues generated under the services agreement during those periods.


    We believe our acquisitions contributed to our growth by rapidly expanding our employee base, geographic coverage, client base, industry expertise, and technical skills. We anticipate that a material portion of our future growth will be accomplished by acquiring existing businesses. Much of Lionbridge's growth in personnel to date has been through acquisitions. The success of this plan depends upon, among other things, Lionbridge's ability to integrate acquired personnel, operations, products, and technologies into its organization effectively; to retain and motivate key personnel of acquired businesses; and to retain customers of acquired firms. We cannot guarantee that we will be able to identify suitable acquisition opportunities, obtain any necessary financing on acceptable terms to finance any acquisitions, consummate any acquisitions, or successfully integrate acquired personnel and operations.


RESTRUCTURING CHARGES

    During the fourth quarter of 1997, the first quarter of 1998, and the fourth quarter of 1998, Lionbridge recorded restructuring charges of $541,000, $451,000 and $50,000, respectively, in operating expenses. These charges related to reductions to our workforce in France, where we reduced our technical staff by 9 and 5 employees in 1997 and 1998, respectively, as a result of a decrease in resources required on a specific customer contract. These reductions in workforce were completed to correspond with the anticipated lower volume of work orders under the contract. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded and have now left Lionbridge. The liabilities recorded in relation to the cost of these reductions were matched by corresponding expenditures in 1998, and we do not anticipate any future costs related to these actions nor do we anticipate any further resource reductions associated with the customer contract. Lionbridge does not anticipate any significant net effect on operating results from these actions.


    During the second and fourth quarters of 1999, INT'L.com recorded restructuring charges of $747,000 and $450,000, respectively, in operating expenses. These charges relate to workforce reductions in the United States operating sites, consisting of 36 technical staff, 14 administrative staff and four sales staff. All employees had been informed of their termination and related benefits in the period that the corresponding charge was recorded. At December 31, 1999, approximately $357,000 remained in other accrued expenses relating to these charges. Management does not anticipate any future expenditures related to these actions in excess of amounts accrued at December 31, 1999.


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NON-CASH CHARGES

    DEFERRED COMPENSATION

    Lionbridge recorded deferred compensation of approximately $3.8 million in 1999, representing the difference between the exercise price of stock options granted to employees and the fair market value for accounting purposes of the underlying common stock at the date of the grant. The deferred compensation is being amortized over the four-year vesting period of the applicable options. Of the total deferred compensation amount, $730,000 had been amortized and $236,000 had been reversed due to forfeitures of the underlying options at December 31, 1999. The amortization of deferred compensation is recorded as an operating expense. We currently expect to amortize the following remaining amounts of deferred compensation as of December 31, 1999 in the fiscal periods ending:

December 31, 2000...........................................  $860,000
December 31, 2001...........................................  $860,000
December 31, 2002...........................................  $860,000
December 31, 2003...........................................  $257,000

    ORIGINAL ISSUE DISCOUNT ON SUBORDINATED NOTES

    Interest expense for the year ended December 31, 1999 includes approximately $6.0 million for the accretion of the original issue discount on $12.0 million of subordinated notes issued in that period. This discount represents the $6.0 million value attributable to detachable warrants to purchase 1,533,260 shares of common stock, at an exercise price of $0.015 per share, granted in connection with this debt financing. As we were previously required to repay the subordinated notes in full upon the closing of our initial public offering, we recorded the expense of this discount on a straight-line basis over a six-month period from date of debt issuance to the date by which we expected the initial public offering to occur. Pursuant to an amendment of the debt agreements effective August 19, 1999, Lionbridge was required to redeem only $6.0 million of the subordinated notes upon the closing of its initial public offering of securities on August 25, 1999. Interest expense for the year ended December 31, 1999 also includes approximately $42,000 for the accretion of original issue discount on $2.0 million of convertible promissory notes issued in that period. This discount represents the $254,000 value attributable to warrants to purchase 56,753 shares of common stock, at an exercise price of $1.45 per share, granted in connection with these notes.

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RESULTS OF OPERATIONS

    The following table sets forth certain consolidated financial data as a percentage of total revenues.


                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      1999          1998          1997
                                                    --------      --------      --------
Revenue...........................................    100.0%        100.0%        100.0%
Cost of revenue...................................     70.6          66.7          69.0
                                                     ------        ------        ------
Gross profit......................................     29.4          33.3          31.0
Operating expenses:
  Sales and marketing.............................     11.4           8.5           5.9
  General and administrative......................     33.0          27.5          30.9
  Research and development........................      2.5           0.4           0.5
  Amortization of acquisition-related intangible
    assets........................................      6.9           4.1          11.2
  Merger, restructuring and other charges.........      1.3           0.8           1.4
  Acquired in-process research and development....      0.3            --            --
  Stock-based compensation........................      0.8            --            --
                                                     ------        ------        ------
    Total operating expenses......................     56.2          41.3          49.9
Loss from operations..............................    (26.8)         (8.0)        (18.9)
Interest expense:
  Interest on outstanding debt....................     (2.7)         (1.4)         (0.4)
  Accretion of discount on subordinated notes
    payable.......................................     (6.7)           --            --
Other income (expense), net.......................     (0.4)          0.1          (1.2)
                                                     ------        ------        ------
Loss before income taxes..........................    (36.6)         (9.3)        (20.5)
Provision for income taxes........................      0.8          (0.5)         (0.1)
                                                     ------        ------        ------
    Net loss......................................    (37.4)%        (8.8)%       (20.4)%
                                                     ======        ======        ======


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


    REVENUE. In 1999, revenue increased 48.5% to $88.8 million from $59.8 million in 1998. This increase results from both an increase in number of large customers as well as an increase in project size. Additionally, the 1999 results reflect the impact of the VeriTest and ILE acquisitions, which accounted for approximately $5.7 million and $13.0 million of revenue in 1999, respectively.


    COST OF REVENUE. Cost of revenue consists primarily of expenses incurred for translation services provided by third parties as well as salaries and associated employee benefits for personnel related to client projects. As a percentage of revenue, cost of revenue was 70.6% in 1999, compared to the 1998 level of 66.7%, primarily due to the increased compensation and other costs associated with the increase in the employee base as a result of acquisitions completed during the year. The fixed cost of revenue as a percentage of revenue was impacted in fiscal 1999 compared to fiscal 1998 by the acquisition in January 1999 of VeriTest, which had a higher ratio of fixed costs to revenue.


    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and associated employee benefits, travel expenses of sales and marketing personnel, and promotional expenses. Sales and marketing costs increased 100.7% to $10.1 million in 1999 from $5.1 million in 1998. This increase was primarily due to expenses associated with the hiring of additional direct sales personnel in fiscal 1999, as well as expanded marketing activities including advertising and public relations initiatives. As a percentage of revenue, sales and marketing expenses increased to 11.4% in 1999 from 8.5% during 1998. Sales and marketing expenses are expected to continue to increase in absolute dollars as we continue to expand our marketing programs and sales presence.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries of the management, purchasing, process and technology, finance and administrative groups, and associated employee benefits; facilities costs including related depreciation and amortization; information systems costs; professional fees; travel; and all other site and corporate costs. General and administrative costs increased 78.3% to $29.2 million in 1999 from $16.4 million in 1998. The increase was primarily due to

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the full year impact of 1998 acquisitions, partial year impact of the 1999 acquisitions, and integration expenses of these acquisitions as well as increased headcount in management and support functions. As a percentage of revenue, general and administrative expenses were 32.9% in 1999 compared to 27.4% in 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses relate to ForeignDesk-Registered Trademark- and LionTrack-TM-, our proprietary translation memory and internal workflow systems, and include salaries and associated employee benefits, equipment depreciation and third-party contractor expenses. Research and development expense totaled $2.2 million for the year ended December 31, 1999, an approximate $2.0 million increase from the year ended December 31, 1998. We expect that research and development expense will increase in absolute dollars in the foreseeable future.

    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS. Amortization of acquisition-related intangible assets consists of amortization of goodwill and other intangible assets resulting from acquired businesses. Amortization increased 150.0% to $6.1 million in 1999 from $2.4 million in 1998. This increase is primarily attributable to the amortization of goodwill and other intangible assets from the acquisitions of VeriTest and ILE in 1999 as well as the full year effect of 1998 acquisitions.

    ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT. Acquired in-process research and development expense of $300,000 in 1999 represents a portion of the ILE acquisition purchase price which was allocated to projects that had no alternative future use and had not yet reached technological feasibility, and therefore was charged to operations at the acquisition date.


    INTEREST EXPENSE. Interest expense represents interest paid or payable on debt and the accretion of original issue discount on subordinated notes and other debt with detachable warrants. Interest expense increased 924% to $8.4 million in 1999 from $816,000 in 1998. The increase is principally due to the accretion of $6.0 million of original issue discount on subordinated notes issued in 1999 and to increased interest as a result of greater borrowings through notes issued and our commercial credit facility.



    PROVISION FOR INCOME TAXES. The provision for income taxes for the years ended December 31, 1999 and 1998 represents taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain, partially offset in 1998 by a tax benefit of $565,000 resulting from losses of INT'L.com being carried back to prior profitable periods. The benefit from our utilization of net operating loss carryforwards in Europe during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time we acquired Stream's localization businesses. We recorded no other tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997


    REVENUE. In 1998, revenue increased 51.5% to $59.8 million from $39.4 million in 1997. This increase results from both an increase in number of large customers as well as an increase in project size. Additionally, 1998 results reflect the impact of the Japanese Language Services, Sprache und Dokumentation and Direct Language Communications acquisitions, which accounted for approximately $4.0 million, $2.5 million and $1.6 million of revenue in 1998, respectively.


    COST OF REVENUE. As a percentage of revenue, cost of revenue decreased to 66.7% during 1998 as compared to 69.0% during 1997 due to improved utilization of employees as Lionbridge realized increased operating leverage from its services personnel.

    SALES AND MARKETING. Sales and marketing costs increased 116.5% to $5.0 million in 1998 from $2.3 million in 1997. This increase was primarily due to expenses associated with the hiring of additional direct sales personnel in fiscal 1998 as we continued to establish our sales and marketing organization as well as personnel added in connection with the 1998 acquisitions. As a percentage of revenue, sales and marketing expenses increased to 8.5% from 5.9% during 1997.

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    GENERAL AND ADMINISTRATIVE.  General and administrative costs increased
34.3% to $16.4 million in 1998 from $12.2 million in 1997 as a result of the hiring of additional employees and other personnel-related costs as well as the additional infrastructure costs of the businesses acquired in 1998. As a percentage of revenue, general and administrative expenses decreased to 27.4% in 1998 from 31.0% in 1997 as we began to realize the operating leverage from our infrastructure.


    AMORTIZATION OF ACQUISITION-RELATED INTANGIBLE ASSETS. Amortization decreased 44.4% to $2.4 million in 1998 from $4.4 million in 1997. This decrease is due to the amortization of a six-month non-compete agreement between Lionbridge and Stream International, valued at $2.6 million, which was fully amortized in 1997. Partially offsetting this decrease is amortization expense attributable to goodwill on the acquisition of the Japanese Language Services, the localization services division of Lucent, Sprache und Dokumentation and Direct Language Communications businesses in 1998.


    INTEREST EXPENSE. Interest expense increased 424.1% to $816,000 in 1998 from $156,000 in 1997. The increase is due to additional interest incurred on our commercial credit facilities during 1998 as outstanding borrowings rose from $2.9 million at December 31, 1997 to $9.0 million at December 31, 1998 to support our growth.


    PROVISION FOR INCOME TAXES. The provision for (benefit from) income taxes for the years ended December 31, 1998 and 1997 represents tax benefits of $565,000 and $151,000, respectively, resulting from losses of INT'L.com being carried back to prior profitable periods partially offset by taxes generated in foreign jurisdictions for which U.S. tax credit utilization is currently uncertain. The benefit from our utilization of net operating loss carryforwards in Europe during these periods was recorded as a reduction of goodwill, rather than a tax provision benefit, since the deferred tax assets associated with these carryforwards had been fully reserved at the time we acquired Stream's localization businesses. We recorded no other tax benefit for losses generated during these periods due to the uncertainty of realizing any benefit.


LIQUIDITY AND CAPITAL RESOURCES

    Since inception, Lionbridge has relied upon sales of equity securities and borrowings to fund operations. On August 25, 1999, we completed our initial public offering of 3,500,000 shares of common stock. After deducting expenses, Lionbridge received approximately $31.8 million in cash proceeds from this transaction.

    We have incurred significant losses since our inception and, at December 31, 1999, had an accumulated deficit of $55.5 million. We conduct our business through our wholly owned subsidiaries in the United States and overseas.


    We have three commercial credit facilities with banks that allow Lionbridge to borrow up to $13.4 million and that expire on various dates from March 20, 2000 through August 20, 2000. The facilities require Lionbridge to maintain certain financial covenants and restrict the payment of dividends. The facilities bears interest at rates ranging from prime to prime plus 2% (8.5% to 10.5% at December 31, 1999) and are collateralized by worldwide accounts receivable and work in process. As of December 31, 1999, $9.6 million was outstanding under the facilities.



    In the first quarter of 1999, we entered into subordinated loan agreements with Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P., existing stockholders of Lionbridge, and Capital Resource Lenders III, L.P. Under the terms of the agreements, we issued
$12.0 million of subordinated notes with detachable warrants to purchase 1,533,260 shares of our common stock at an exercise price of $0.015 per share. The agreements require Lionbridge to comply with several operating and financial covenants, including a prohibition on the payment of dividends to its stockholders. In connection with our initial public offering, we repaid
$6.0 million of the subordinated notes and Capital Resource Lenders and the Morgan Stanley-sponsored limited partnerships agreed to defer the repayment of the remaining $6.0 million of the subordinated notes that would otherwise have been due upon the completion of our initial public offering in order to enable us to meet our anticipated liquidity needs over the next 18 months with reasonable liquidity reserves to meet unanticipated contingencies. The $6.0 million of notes bear interest at 12% per year and are due upon the earlier of August 25, 2001 or the completion of an underwritten public offering of securities (other than our initial public offering) with aggregate gross proceeds of at least $10.0 million. As of March 31, 1999, we were not in compliance with one of the covenants common to each of the above loan agreements. We subsequently obtained waivers from the Morgan Stanley-sponsored limited partnerships and Capital Resource Lenders which released us from the requirement to comply with that covenant for the quarter ended March 31, 1999 and for the quarters ended June 30 and September 30, 1999. As of December 31, 1999, we were in compliance with all of the required covenants.



    In the second quarter of 1999, INT'L.com assumed International Language Engineering's obligation under a promissory note to a stockholder in the amount of $3.3 million as part of its acquisition of International Language Engineering. The promissory note accrues interest at 8.5% per year and matures June 27, 2002. The promissory note is subordinate to all indebtedness owed by INT'L.com to any bank, pension fund, insurance fund or other financial institutions.


    In the third quarter of 1999, INT'L.com received $2.0 million through the issuance of convertible promissory notes to existing investors. The notes accrue interest at 10% per annum and mature in August 2001.

    Net cash used in operations was $10.1 million in 1999, $2.7 million in 1998, and $1.2 million in 1997. Cash used in these periods was primarily to fund the net losses of $33.2 million, $5.2 million and $8.0 million incurred during these years, respectively, offset in part by depreciation, amortization and other non-cash expenses, and movements in operating assets and liabilities. Movements in operating assets and liabilities were largely the result of the growth of our business operations during these periods. We have not experienced any significant trends in accounts receivable other than changes relative to increases in sales. Fluctuations in accounts receivable from period to period relative to changes in sales are a result of the timing of customer invoicing and receipt of milestone payments from customers.


    Net cash used in investing activities was $5.4 million in 1999, $7.6 million in 1998, and $1.1 million in 1997. Investing activities for these periods were primarily purchases of equipment and the acquisitions of Japanese Language Services, the localization services division of Lucent Technologies, Sprache und Dokumentation, Direct Language Communications and Motus! in 1998 and VeriTest and International Language Engineering in 1999.



    Net cash provided by financing activities was $27.1 million in 1999, $10.1 million in 1998, and $2.0 million in 1997. The primary financing activity was the completion of our initial public offering in 1999, with additional resources being provided by borrowings against our bank line of credit in each year as well as the issuance of the subordinated debt and convertible promissory notes in 1999.


    As of December 31, 1999, Lionbridge's other significant financial commitments consisted of $4.3 million of notes payable as well as obligations under operating leases.

    Lionbridge has an agreement with the Irish Industrial Development Agency regarding financial grants to its Irish subsidiary from this agency. Under the agreement, the Irish subsidiary may not pay dividends or otherwise distribute its cash, including any distributions to Lionbridge. In addition, our European subsidiaries, including our Irish subsidiary, are restricted from paying dividends to us under the terms of our commercial credit facility with Silicon Valley Bank. These restrictions have not had a material impact on Lionbridge or any of our subsidiaries and we do not expect that these restrictions will have a material impact in the future.

    As of December 31, 1999, we had cash and cash equivalents of $12.4 million and an additional $1.7 million available for borrowing under the bank lines of credit. In June 2000, we issued 1,500,000 shares of common stock at $8.50 per share in a private placement for total consideration of approximately
$12.8 million. Although our current credit facilities expire at various dates through August 20, 2000, we expect them to be renewed on substantially similar terms. Our future financing requirements will depend upon a number of factors, including Lionbridge's operating performance and increases in operating expenses associated with growth in our business. We anticipate that our present cash position and available financing should provide adequate cash to fund our currently anticipated cash needs through at least the next 12 months. We cannot assure you that additional financing, if needed, will be available to Lionbridge at terms acceptable to us, if at all.


CONVERSION TO THE EURO

    On January 1, 1999, 11 European countries began using the euro as their single currency, while still continuing to use their own notes and coins for cash transactions. Banknotes and coins denominated in euros are expected to be in circulation by 2002, at which time local notes and coins will cease to be legal tender. Lionbridge conducts a significant amount of business in these countries. The introduction of the euro has not resulted in any material adverse impact upon our operations, although we continue to monitor the effects of the conversion.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended on July 7, 1999 by the issuance of Statement of Accounting Standards No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133--an amendment of FAS Statement No. 133." SFAS 137 defers the implementation of SFAS No. 133 by one year. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for Lionbridge, and we do not expect its adoption to have a material impact on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." This bulletin summarized certain views of the staff on applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. We believe that our current revenue recognition policy complies with the Commission's guidelines. SAB No. 101 is effective the fourth quarter of 2000.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Lionbridge does not expect the application of FIN 44 to have a material impact on its financial position or results of operations.

FACTORS THAT MAY AFFECT FUTURE RESULTS

    This management's discussion and analysis contains forward-looking statements which involve risks and uncertainties. Lionbridge's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, those set forth in the following risk factors. In addition to the other information included or incorporated by reference in this Current Report on Form 8-K, the following risk factors should be considered carefully in evaluating Lionbridge and its business.

OUR REVENUE COULD BE NEGATIVELY AFFECTED BY THE DELAY OF ONE OF OUR CLIENTS'
  PRODUCT RELEASES OR THE LOSS OF A MAJOR CLIENT.

    A significant portion of our revenue is linked to the product release cycle of our clients. As a result, we perform varying amounts of work for specific clients from year to year based on their product development schedule. A major client in one year may not have use for a similar level of our services in another year. In addition, we derive a significant portion of our revenues from large projects and programs for a limited number of clients. In 1999, our five largest clients accounted for approximately 29% of our revenue. As a result, the loss of any major client or a significant reduction in a large project's scope could materially reduce our revenue and cash flow, and adversely affect our ability to achieve and maintain profitability.

WE GENERALLY DO NOT HAVE LONG-TERM CONTRACTS, WHICH MAKES REVENUE FORECASTING
  DIFFICULT.


    Much of our revenue is derived from individual projects rather than long-term contracts. We cannot assure you that a client will engage us for further services once a project is completed or that a client will not unilaterally reduce the scope of, or terminate, existing projects. You should not predict or anticipate our future revenues based on the number of clients we have or the size of our existing projects. The absence of long-term contracts makes it difficult to predict our future revenues.


WE HAVE AN ACCUMULATED DEFICIT, ARE NOT CURRENTLY PROFITABLE, AND ANTICIPATE
  FUTURE LOSSES.

    We have incurred substantial losses since Lionbridge was founded, and we anticipate we will continue to incur substantial losses for the foreseeable future. We had an accumulated deficit of approximately $55.5 million as of December 31, 1999 and a net loss of $33.2 million for the year ended
December 31, 1999. Although our revenues have grown significantly since 1997, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, integration of our acquired companies into our existing operations, select acquisitions, and our sales and marketing efforts. In addition, our acquisitions have significantly increased our intangible assets, such as goodwill, and the charges we expect to incur in connection with the amortization of these intangible assets will have a material adverse impact on our ability to achieve and maintain profitability for the foreseeable future. We cannot predict when we will operate profitably, if ever.

IF OUR LOSSES CONTINUE, WE WILL NEED TO RAISE ADDITIONAL CAPITAL. IF WE ARE
  UNABLE TO DO SO, OR WE DO SO ON UNFAVORABLE TERMS, THE VALUE OF YOUR INVESTMENT IN OUR STOCK MAY DECLINE.


    If our cash losses continue, we may be unable to pay our expenses unless we raise additional capital. If we need to raise additional capital but are unable to do so, we may not be able to continue as a going concern. If we need to raise additional capital but are able to do so only on unfavorable terms, the value of your investment in our stock may decline.

POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS MAKE FINANCIAL FORECASTING
  DIFFICULT AND COULD AFFECT OUR COMMON STOCK TRADING PRICE.

    As a result of fluctuations in our revenues tied to our clients' product release cycles, the length of our sales cycle, rapid growth, acquisitions, the emerging nature of the markets in which we compete, and other factors outside our control, we believe that quarter-to-quarter comparisons of results of operations are not necessarily meaningful. You should not rely on the results of any one quarter as an indication of our future performance. We may not experience revenue increases in future years comparable to the revenue increases in prior years. If in some future quarter our results of operations were to fall below the expectations of securities analysts and investors, the trading price of our common stock would likely decline.

IF WE FAIL TO ATTRACT AND RETAIN PROFESSIONAL STAFF, OUR ABILITY TO COMPLETE OUR
  PROJECTS AND OBTAIN NEW PROJECTS COULD SUFFER.

    Our failure to attract and retain qualified employees could impair our ability to complete existing projects and bid for or obtain new projects and, as a result, could have a material adverse effect on our business and revenues. Our ability to grow and increase our market share largely depends on our ability to hire, train, retain, and manage highly skilled employees, including project managers and technical, translation, and sales and marketing personnel. There is a significant shortage of, and intense competition for, personnel who are qualified to perform the services we provide. In addition, we must make sure our employees maintain their technical expertise and business skills. We cannot assure you that we will be able to attract a sufficient number of qualified employees or that we will successfully train and manage the employees we hire.

WE MAY BE UNABLE TO CONTINUE TO GROW AT OUR HISTORICAL GROWTH RATES OR TO MANAGE
  OUR GROWTH EFFECTIVELY.

    Continued, planned growth is a key component of increasing the value of our common stock. In the past two years, our business has grown significantly and we anticipate future internal growth and growth through future acquisitions. This rapid growth places a significant demand on management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems and controls. In addition, the proceeds of our initial public offering are being used in part to expand our operations and our sales and marketing capabilities. This additional growth may further strain our management and operational resources. Our growth could also be adversely affected by many other factors, including economic downturns. As a result of these concerns, we cannot be sure that we will continue to grow, or, if we do grow, that we will be able to maintain our historical growth rate.

OUR OUTSOURCE ACQUISITION STRATEGY MAY CAUSE US TO LOSE MONEY.

    Part of our strategy is to acquire other companies' internal localization operations and then enter into multi-year contracts with the sellers of these operations to meet their globalization requirements on an outsourcing basis. As such, our strategy is to buy these operations with the objective of recouping our up-front purchase price out of future revenues from the seller. If we pay too much for these acquisitions or these contracts prove unprofitable, our revenues and profitability will suffer.

OUR INTANGIBLE ASSETS REPRESENT A SIGNIFICANT PORTION OF OUR ASSETS;
  AMORTIZATION OF OUR INTANGIBLE ASSETS WILL ADVERSELY IMPACT OUR NET INCOME, AND WE MAY NEVER REALIZE THE FULL VALUE OF OUR INTANGIBLE ASSETS.


    Our original purchase of the business operations from Stream together with subsequent acquisitions have resulted in the creation of significant goodwill and other intangible assets, which are being amortized over five-year periods. At December 31, 1999, we had goodwill and other acquisition-related intangible assets of approximately $19.9 million, net of accumulated amortization, which represented approximately 33% of our total assets. The amount of goodwill associated with our acquisition of VeriTest may increase in the future as a result of the contingent purchase price that may become payable if the agreed-upon operating targets for VeriTest are fully met. We will continue to incur non-cash charges in connection with the amortization of our intangible assets over their respective useful lives, and we expect these charges will have a significant adverse impact on our ability to achieve and maintain profitability for the foreseeable future.


    We cannot assure you that we will ever realize the value of these intangible assets. In the future, as events or changes in circumstances indicate that the carrying amount of our intangible assets may not be recoverable, we will evaluate the carrying value of our intangible assets and may take an accelerated charge to our earnings. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on our ability to achieve and maintain profitability.

WE MAY HAVE DIFFICULTY IN IDENTIFYING AND COMPETING FOR ACQUISITION
  OPPORTUNITIES.

    Our business strategy includes the pursuit of strategic acquisitions. From time to time, we have engaged in discussions with third parties concerning potential acquisitions of niche expertise, businesses, and operations. We currently do not have commitments or agreements with respect to any acquisitions. In executing our acquisition strategy, we may be unable to identify suitable acquisition candidates. In addition, we expect to face competition from other companies for acquisition candidates, making it more difficult to acquire suitable companies on favorable terms.

PURSUING AND COMPLETING POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION
  AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

    As part of our growth strategy, we intend to pursue and make acquisitions of other complementary businesses. We do not have specific personnel dedicated solely to pursuing and making acquisitions. As a result, if we pursue any acquisition, our management, in addition to their operational responsibilities, could spend a significant amount of time and management and financial resources to pursue and integrate the acquired business with our existing business. To pay for an acquisition, we might use capital stock, cash or a combination of both. Alternatively, we may borrow money from a bank or other lender. If we use capital stock, our stockholders will experience dilution. If we use cash or debt financing, our financial liquidity will be reduced. In addition, from an accounting perspective, an acquisition may involve nonrecurring charges or involve amortization of significant amounts of goodwill that could adversely affect our ability to achieve and maintain profitability.

    Despite the investment of these management and financial resources and completion of due diligence with respect to these efforts, an acquisition may not produce the revenue, earnings or business synergies that we anticipated, and an acquired service or technology may not perform as expected for a variety of reasons, including:

    - difficulties in the assimilation of the operations, technologies, products and personnel of the acquired company,

    - risks of entering markets in which we have no or limited prior experience,

    - expenses of any undisclosed or potential legal liabilities of the acquired company,

    - the applicability of rules and regulations that might restrict our ability to operate, and

    - the potential loss of key employees of the acquired company.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY LOSE CLIENTS.

    Our market is characterized by rapidly changing client requirements, and evolving technologies and industry standards. If we cannot keep pace with these changes, our business could suffer. The Internet's recent growth and strong influence in our industry magnifies these characteristics. To achieve our goals, we need to develop strategic business solutions and methodologies that keep pace with continuing changes in industry standards, information technology, and client preferences.

IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, RORY J. COWAN, OUR
  PRESIDENT, ROGER O. JEANTY, OR OTHER KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

    In order to continue to provide quality services in our rapidly changing business, we believe it is particularly important to retain personnel with experience and expertise relevant to our business. Our future success, therefore, depends in large part on the continued services of a number of our key personnel, including our Chief Executive Officer, Rory J. Cowan, and our President, Roger O. Jeanty. The loss of the services of Messrs. Cowan or Jeanty or any of our other key personnel could seriously impede our success. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING,
  AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS IN INTERNATIONAL MARKETS.

    A large component of our operations is our ability to conduct business in international markets, as evidenced by the fact that a majority of our current operations are outside of the United States. As a result, our business is subject to the political and economic fluctuations in various countries, including Japan and other Asian countries. For example, in the past, we have experienced periods of slowdowns in revenue growth as our clients reassessed their strategies in China and Japan based on political and economic conditions.

    We must employ and retain personnel throughout the world. Furthermore, employment laws vary widely from country to country where we operate. To date, we have been able to successfully staff our international operations, but if we continue to grow our operations, it may become more difficult to manage our business. If we fail to manage these operations successfully, our ability to service our clients and grow our business will be seriously impeded.

    We have experienced long payment cycles and occasional problems in collecting accounts receivable originating outside of the United States. We have experienced foreign currency fluctuations and they may have a more significant impact on our revenues, cash flow and ability to achieve and maintain profitability as we attempt to grow our business.

WE COMPETE IN A HIGHLY COMPETITIVE MARKET THAT HAS LOW BARRIERS TO ENTRY.

    The market for our services is very competitive and we face many competitors. We cannot assure you that we will compete successfully against these competitors in the future. Many of these companies have longer operating histories, significantly greater resources, and greater name recognition than Lionbridge. If we fail to be competitive with these companies in the future, we may lose market share and our revenues could fail to grow or decline.

    There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new market entrants also pose a threat to our business. In addition to our existing competitors, we may face further competition in the future from companies that do not currently offer globalization services.

Companies currently providing information technology services may choose to broaden their range of services to include globalization. While we currently use translation memory software in our localization process and, to a lesser extent, machine translation software, these technologies may improve and become sophisticated enough to enable more companies to offer localization services and thus to compete with us. We cannot assure you that we will be able to compete effectively with these potential future competitors.


WE WILL CONTINUE TO DEPEND ON INTELLECTUAL PROPERTY RIGHTS TO PROTECT OUR
  SERVICES ALTHOUGH WE MAY NOT BE ABLE TO PROTECT SUCH RIGHTS.


    We rely on our proprietary technology, ForeignDesk-Registered Trademark- and LionTrack-TM-, to deploy our service offerings to customers. Our policy is to enter into confidentiality agreements with our employees, consultants and independent contractors. We also use patent, trademark, trade secret and copyright law in addition to contractual restrictions to protect our technology. Notwithstanding these precautions, it may be possible for a third party to obtain and use our proprietary technology without authorization. Although we hold three registered or pending United States patents and two registered or pending foreign patents covering certain aspects of our technology, we cannot be sure of the level of protection that such patents will provide. The laws of other countries may afford us little or no effective protection of our intellectual property or that other steps taken to prevent its misappropriation will be enforceable.